UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 21, 2010 (July 15, 2010)
Wyndham Worldwide Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-32876 (Commission File No.)	20-0052541 (I.R.S. Employer Identification No.)

22 Sylvan Way
Parsippany, NJ	07054
(Address of Principal Executive Office)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (973) 753-6000
None

(Former Name or Former Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
The information set forth in the second paragraph of Item 8.01 below is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
Wyndham Worldwide Corporation (“Wyndham” or the “Company”) today issued a press release reporting that it reached an agreement with the IRS to settle its federal contingent tax liability. A copy of the Company’s press release is furnished as Exhibit 99.1 and is incorporated by reference.

Item 8.01.	Other Events.
On July 15, 2010, Cendant Corporation (now known as Avis Budget Group, Inc.) (“Cendant”), and the Internal Revenue Service (“IRS”) agreed to settle the IRS examination of Cendant’s taxable years 2003 through 2006. During such period the Company and Cendant’s former real estate services unit Realogy Corporation (“Realogy”) were included in Cendant’s tax returns. As previously disclosed in the Company’s periodic reports, in connection with the Company’s separation from Cendant effective July 31, 2006 (“Separation Date”), the Company entered into a tax sharing agreement with Cendant and Realogy.
The agreements with the IRS close the IRS examination for tax periods prior to the Separation Date. The agreements with the IRS also include a resolution with respect to the tax treatment of Wyndham timeshare receivables, which resulted in the acceleration of unrecognized Wyndham deferred tax liabilities as of the Separation Date. In connection with reaching agreement with the IRS to resolve the contingent federal tax liabilities at issue, the Company entered into an agreement with Realogy to clarify each party’s obligations under the tax sharing agreement. Under the agreement with Realogy, among other things, the parties specified that the Company has sole responsibility for taxes and interest associated with the acceleration of timeshare receivables income previously deferred for tax purposes, while Realogy will not seek any reimbursement for the loss of a step up in basis of certain assets. Such agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
During the third quarter 2010, the Company expects to make payment for all such tax liabilities, including the final interest payable, to Cendant who is the taxpayer and receive payments from Realogy. The Company expects its aggregate net payments to approximate $145 million. As of June 30, 2010, the Company’s accrual for outstanding Cendant contingent tax liabilities was $274 million, of which $185 million was in respect of items resolved in the agreement with the IRS and the remaining $89 million relates to state and foreign tax legacy issues, which are expected to be resolved in the next few years. The Company thus expects to recognize income of approximately $40 million for the residual accrual that will no longer be required for such items in its third quarter 2010 Consolidated Statement of Income.

The agreement with the IRS and the net payment of $145 million referenced above, will also result in the reversal of approximately $190 million in net deferred tax liabilities allocated from Cendant on the Separation Date with a corresponding increase to stockholders’ equity during the third quarter 2010.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.	The following Exhibit 10.1 is filed, and the following Exhibit 99.1 is furnished with this report:

Exhibit No.	Description
Exhibit 10.1
Agreement, dated as of July 15, 2010, between Wyndham Worldwide Corporation and Realogy Corporation clarifying Tax Sharing Agreement, dated as of July 28, 2006, among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport, Inc.

Exhibit 99.1	Press Release of Wyndham Worldwide Corporation, dated July 21, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM WORLDWIDE CORPORATION
Date: July 21, 2010	By:	/s/ Thomas G. Conforti
Thomas G. Conforti
Chief Financial Officer

WYNDHAM WORLDWIDE CORPORATION
CURRENT REPORT ON FORM 8-K
Report dated July 21, 2010
EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1
Agreement, dated as of July 15, 2010, between Wyndham Worldwide Corporation and Realogy Corporation clarifying Tax Sharing Agreement, dated as of July 28, 2006, among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport, Inc.

Exhibit 99.1	Press Release of Wyndham Worldwide Corporation, dated July 21, 2010.